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[Credit Suisse First Boston Corporation Letterhead]


                             CEG ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                 NISOURCE INC.
                         HAS AMENDED ITS TENDER OFFER TO
                      INCREASE THE CASH PURCHASE PRICE FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             COLUMBIA ENERGY GROUP
                                        TO
                               $74 NET PER SHARE

  THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
            NOVEMBER 12, 1999, UNLESS THE OFFER IS FURTHER EXTENDED.

                                                                October 18, 1999

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     We have been appointed by CEG Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of NiSource Inc., an Indiana corporation ("Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Columbia Energy Group, a Delaware corporation (the "Company"), at a purchase price of $74 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offeror's Offer to Purchase, dated June 25, 1999 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto, dated October 18, 1999 (the "Supplement"), and in the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith.

     The Offer is conditioned upon, among other things: (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Parent and its subsidiaries, represents at least 51 percent of the voting power of the Company (determined on a fully diluted basis); (2) the Offeror being satisfied that the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law would not apply to the Offeror or Parent in connection with the Offer or the Proposed Merger (as defined in the Offer to Purchase) (as a result of action by the Company's Board of Directors, the ownership by the Offeror upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than Shares held by directors who are also officers and certain employee stock plans of the Company) or otherwise); and (3) all required federal, state and local public utility regulatory consents and approvals having been received and become Final Orders (as defined in the Offer to Purchase) and such Final Orders not imposing terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, assets, condition (financial or
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otherwise), prospects or results of operations of Parent and the Company and their respective subsidiaries on a consolidated basis. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase. The Offer is not conditioned on obtaining financing. See the Introduction and Sections 10, 12, 14 and 15 of the Offer to Purchase and Sections 5, 7, 8 and 9 of the Supplement.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

          1.  The Supplement dated October 18, 1999.

          2. The revised (green) Letter of Transmittal to tender the Shares for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender such Shares).

          3. The revised (grey) Notice of Guaranteed Delivery to be used to accept the Offer if a stockholder's certificates evidencing such Shares are not immediately available, if time will not permit certificates for Shares and all other required documents to be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Supplement) or if the procedures for book-entry transfer cannot be completed prior to the Expiration Date.

          4. A revised form of letter which may be sent to your clients for whose accounts you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6.  A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 12, 1999, UNLESS THE OFFER IS FURTHER EXTENDED.

     Your attention is invited to the following:

          1. The offer price is $74 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

          2. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, November 12, 1999, unless the Offer is further extended.

          3.  The Offer is being made for all Shares outstanding.

          4. Except as set forth in Instruction 7 of the Letter of Transmittal, tendering stockholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is applicable or unless the required taxpayer identification information is provided. See Instruction 9 to the Letter of Transmittal.

          5. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing, or timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to, such Shares and (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with all required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), together with any other documents required by the Letter of Transmittal. See Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase.

     If holders of Shares wish to tender their Shares, but it is impracticable for them to forward their certificates prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis,

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a tender may be effected by following the guaranteed delivery procedures specified in Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase.

     Neither Parent nor the Offeror nor any officer, director, stockholder, agent or other representative of Parent or the Offeror will pay any fees or commissions to any broker, dealer, or other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase and the Supplement) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     The Offeror will pay or cause to be paid all stock transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

     Any inquiries you have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, the Dealer Manager, or Innisfree M&A Incorporated, the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase and the Supplement. Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase and the Supplement.

                                          Very truly yours,

                                          Credit Suisse First Boston Corporation

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE OFFEROR, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE ENCLOSED DOCUMENTS.

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